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QUALITY SYSTEMS, INC.
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QUALITY SYSTEMS MANAGEMENT TEAM SENDS LETTER TO

SHAREHOLDERS IN SUPPORT OF COMPANY BOARD NOMINEES

Highlights Ahmed Hussein’s History of Value Destruction and His Threat to QSI Momentum

IRVINE, Calif.—July 23, 2012 – Quality Systems, Inc. (NASDAQ:QSII) announced today that its entire senior management team has sent a letter to all QSI shareholders voicing the team’s strong support for the QSI board nominees at the company’s annual meeting on August 16, 2012.

In the letter, the QSI management team also expresses concern that dissident director and current Board member Ahmed Hussein and his director nominees threaten to disrupt the momentum that the QSI Board and management team have established over the past several years, which has led to solid revenue and earnings growth. The QSI management team urges all shareholders to vote in support of the QSI board nominees at the upcoming annual meeting to protect and optimize the value of their investment in QSI.

A copy of the letter follows:

July 20, 2012

Dear shareholder:

We are writing to express our deep concern regarding Mr. Ahmed Hussein, an activist investor who is currently attempting to replace a majority of our company’s Board of Directors. Simply put, we believe that Mr. Hussein must be defeated in order to protect your investment, and we would greatly appreciate your support.

The consistent support of a majority of our Board of Directors has been an important element in the growth and profitability of Quality Systems. By contrast, we believe that over the years Mr. Hussein has been destructive to shareholder value. He does not appear to understand or to care about our business or its strategy. Instead, he has harassed management and the majority of the Board with a seemingly never-ending stream of nonsubstantive attacks on the company. These attacks have not only cost us significant amounts of money to defend, they have threatened the ability of our management and employees to carry out our growth strategy in the face of increasingly intense competition.

Now, at a time when Quality Systems should be looking to build on its solid track record of revenue and earnings growth over the past several years, Mr. Hussein is continuing his pattern of threatening that momentum. His past behavior certainly forms the root of our concern. For example, Mr. Hussein has used a flood of letters from his attorneys to the company and its legal counsel, expensive and distracting proxy fights, assorted demands upon management and its advisors, lawsuits and other disruptive methods. Despite these tactics, we have managed to retain our focus and to execute our strategy. But our success has only been possible because Mr. Hussein has been in a minority position and has thus been unable to determine our company’s direction. Based on what we have experienced with Hussein over many years, the prospect of Mr. Hussein increasing his influence is deeply disturbing to us, as we believe it should be to all shareholders. That is why we feel the need for us to speak out against Mr. Hussein and his disruptive behavior.

With your support in helping us to defeat Mr. Hussein’s attacks, we will continue to execute what we strongly feel is the right strategy to continue the company’s success and to increase shareholder value - for we are not only your management team, but your fellow shareholders as well.

Steve T. Plochocki President and Chief Executive Officer Quality Systems, Inc. Member, QSI Board of Directors	Paul A. Holt Executive Vice President Chief Financial Officer Quality Systems, Inc.	James J. Sullivan Executive Vice President General Counsel and Secretary Quality Systems, Inc.

/s/ Steve T. Plochocki	/s/ Paul A. Holt	/s/ James J. Sullivan

Scott Decker President NextGen Division	Monte Sandler Executive Vice President RCM Services Division	Steve Puckett Executive Vice President Hospital Solutions Division

/s/ Scott Decker	/s/ Monte Sandler	/s/ Steve Puckett

Donn Neufeld Executive Vice President QSI Dental/EDI Division

/s/ Donn Neufeld

18111 Von Karman Avenue, Suite 700, Irvine, CA 92612